Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
October 4, 2006

EXCEL COAL SHAREHOLDERS APPROVE
SALE TO PEABODY ENERGY

ST. LOUIS, Oct. 4 - Peabody Energy (NYSE: BTU) announced today that Excel Coal shareholders have approved the sale of Excel to Peabody for A$9.50 per share. The purchase price totals approximately US$1.5 billion (including previously purchased shares) plus approximately US$300 million in assumed debt. Following court approval of the vote, the company anticipates financial closing of the transaction later this month.

“With the favorable shareholder vote, we look forward to completing the acquisition of one of the premier coal companies in Australia,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “We have worked closely with the Excel team on the integration plan for a number of months, and we look forward to combining and expanding our Australian platform to serve high-demand thermal and metallurgical coal markets at a time when the forecast for seaborne coal continues to grow.”

Excel Coal is one of the largest independent coal companies in Australia. Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. and 3 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Sept. 18, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.